EXHIBIT 11.1

                          PRE-PAID LEGAL SERVICES, INC.
                 Statement re Computation of Per Share Earnings
                       (In 000's except per share amounts)

                                                        Three Months Ended
                                                               March 31
                                                        --------------------
                                                          1997        1996
                                                        --------    --------
PRIMARY EARNINGS PER SHARE:

Computation for Statement of Income
Earnings:
Income applicable to common shares (a)...............   $  3,978    $  2,566
                                                        ========    ========

Shares:
Weighted average shares outstanding, (net of 747
  shares of treasury stock) disregarding exercise of
  options or conversion of preferred stock...........     21,797      20,916
Assumed dilutive conversion of preferred stock.......        114         157
Assumed exercise of options and warrants based on the
  treasury stock method using average market
  price..............................................        483       1,080
                                                        --------    --------
Weighted average number of shares, as adjusted.......     22,394      22,153
                                                        ========    ========

Earnings per share (a)...............................   $    .18    $    .12
                                                        ========    ========

FULLY DILUTED EARNINGS PER SHARE:

Computation for Statement of Income
Earnings:
Income applicable to common shares (a)...............   $  3,978    $  2,566
                                                        ========    ========

Shares:
Weighted average shares outstanding, (net of 747
  shares of treasury stock) disregarding exercise of
  options or conversion of preferred stock ..........     21,797      20,916
Assumed dilutive conversion of preferred stock.......        114         157
Assumed exercise of options and warrants based on the
  treasury stock method using closing market
  price if higher than average market price..........        483       1,216
                                                        --------    --------
Weighted average number of shares, as adjusted.......     22,394      22,289
                                                        ========    ========

Earnings per share (a)...............................   $    .18    $    .12
                                                        ========    ========




(a)  These amounts agree with the related amounts in the statements of income.